Exhibit 10.2

Xylem 1 International Drive
Rye Brook, NY 10573

December 19, 2022

Matthew Pine
[ Address ]

Dear Matthew:

We are pleased to present you with this offer of employment with Xylem Inc. for the position of Chief Operating Officer effective January 1, 2023. You will continue to report directly to Patrick Decker, Xylem’s President and Chief Executive Officer.

Base Salary: You will be compensated on a bi-weekly basis in the amount of $25,000.00 which is equivalent to $650,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of management. This salary is inclusive of your 2023 merit increase. You will be eligible to participate in the merit increase program beginning in 2024. This position is considered Exempt and not entitled to overtime compensation as provided by Federal Law.

Incentive Plan: You will continue to be eligible for participation in the Executive Annual Incentive Plan (EAIP) according to the approved parameters of the plan and provided targets are met. Your 2023 bonus target is 80% of base salary. Approved bonus awards are typically paid in March based on the Company’s performance against EAIP targets for the previous calendar year.

Annual Long-Term Incentive Plan: You will continue to be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP). Your 2023 target award will be $2,000,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options. RSUs and Stock Options vest one-third per year. The PSUs vest 100% after three years and will be payable based on the Company’s performance against the PSU targets. Subsequent annual grant amounts may vary based on the discretion of the Leadership Development & Compensation Committee (LDCC) with regard to individual performance and market competitiveness, and are subject to approval by the LDCC.

Your next annual LTIP award will be granted effective on March 1, 2023 subject to LDCC approval of the 2023 LTIP program and performance criteria in February 2023.

Benefit Plans: There will be no changes to your benefits as part of this new position.

Matthew, congratulations on your new role. We look forward to your continued contributions to our organization.

Sincerely,

/s/ Claudia Toussaint

Claudia Toussaint
SVP, Chief People & Sustainability Officer

The above offer is accepted subject to the foregoing conditions.

/s/ Matthew Pine	December 19, 2022
Matthew Pine	Date

Cc:    Patrick Decker